Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

September 14, 2018

Popular, Inc.,

270 Munoz Rivera Avenue,

Hato Rey, Puerto Rico 00918.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $300,000,000 principal amount of 6.125% Senior Notes due 2023 (the “Securities”) of Popular, Inc., a Puerto Rico corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the Commonwealth of Puerto Rico and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of the laws of the Commonwealth of Puerto Rico, we have relied upon the opinion, dated the date hereof, of Javier D. Ferrer, Executive Vice President and Chief Legal Officer of the Company.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture and Ninth Supplemental Indenture under which the Securities were issued have been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

Popular, Inc.	-2-

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on the date hereof, to be incorporated by reference into the Registration Statement relating to the Securities and to the reference to us under the heading “Validity of the Notes” in the Prospectus Supplement relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP